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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported):  March 29, 1996
                                                          --------------


                               CEDAR GROUP, INC.
             (Exact name of registrant as specified in its charter)


    Delaware                        1-10372                      23-2577796
    --------                        -------                      ----------
 State or other                   (Commission                 (I.R.S. Employer
 jurisdiction of                  File Number)               Identification No.)
 incorporation or
   organization


                              500 Rue Notre Dame,
                                    Lachine
                                Quebec, H8S 2B2
                    --------------------------------------
                    (Address of principal executive office)

                 Registrant's telephone number:  (514) 634-3550
                                                 --------------


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ITEM 2.  ACQUISITION OF DISPOSITION OF ASSETS.

         On March 29, 1996, Cedar Group Australia Pty Ltd. ("CGA"), an Australian corporation and a wholly-owned subsidiary of Cedar Group, Inc. (the "Registrant"), purchased through the facilities of the Australian Stock Exchange 12,640,000 ordinary shares of McConnell Dowell Corporation Limited ("MDC"), constituting approximately 30.4% of the issued ordinary shares of MDC, at a purchase price of A$20,224,000 (US$15,774,720), or A$1.60 (US$1.25) per
share. CGA had made a tender offer for all of the outstanding ordinary shares of MDC, which expired on April 9, 1996, with 11,178,115 shares having been tendered into the offer, constituting 26.89% of the issued ordinary shares of MDC. The tender offer was for A$1.25 (US$.98) per share (later increased to A$1.60 (US$1.25)), net to the seller in cash. Prior to the commencement of the tender offer, CGA owned approximately 19.9% of the issued ordinary shares of MDC, which it had acquired from Morrison Knudsen Corporation. As a result of these transactions, CGA owns as of April 11, 1996, 32,091,400 ordinary shares, constituting 77.19% of the issued ordinary shares of MDC. The total amount of funds required to purchase all of the shares of MDC owned by CGA and to pay related fees and expenses was U.S. $41,433,806.

        The Registrant committed to provide these funds to CGA through another of its wholly-owned subsidiary, Cedar Group Canada Inc., a Canadian corporation ("CGC"). CGC obtained such funds from a newly created credit facility ($30 million) pursuant to that certain credit facility agreement dated as of March 27, 1996 (the "Credit Agreement") among CGC, the Registrant and BT Commercial Corporation ("BTCC"), as the Lender (the "Lender").

         In addition, funds were provided by an offshore private placement of US$15 million of 6% Convertible Preferred Shares (the "Preferred Shares") of Cedar Group (TCI) Inc. LLC. The Preferred Shares pay cash dividends at the rate of 6% per annum. The Preferred Shares are convertible into the Registrant's Common Stock, beginning May 31, 1996, at a conversion price which is equal to 12% less than the market price of the Common Stock during the five trading days prior to conversion if converted prior to June 30, 1996, or 15% less than the market price of the Common Stock during the five trading days prior to conversion if converted thereafter. All Preferred Shares outstanding on

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October 31, 1998 will be automatically converted into the Registrant's Common
Stock.

         MDC's assets consist of cash, accounts receivable, inventories and property, plant and equipment. These assets are utilized in its infrastructure, including pipeline, mechanical and electrical, engineering and construction groups operating throughout Asia, Australia, and New Zealand. The Registrant plans for MDC to continue such course of business under its control.

         The Consideration paid by CGA was determined by the Registrant's management based on prevailing market conditions.

         No material relationship existed between MDC and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any such director or officer.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)  Financial statements of business acquired.

              It is impracticable at the time of the filing of this Current Report to provide the required financial statements for MDC. Accordingly, the Registrant will file the required financial statements under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after the date on which this Current Report must be filed with the Commission.

         (b)  Proforma financial information.

              It is impracticable at the time of the filing of this Current Report for the Registrant to provide the proforma financial information required by Regulation S-X. Accordingly, the Registrant will file the required proforma financial information under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after this Current Report must be filed with the Commission.

         (c)  Exhibits (referenced to Item 601 of Regulations S-K).

              2.1  Credit Facility Agreement
              2.2  Cedar Group, Inc. Guarantee Agreement
              2.3  Cedar Group, Inc. Pledge Agreement
              2.4  Cedar Group, Inc. Security Agreement
              2.5  Cedar Group Canada, Inc. Pledge Agreement
              2.6  Cedar Group Canada, Inc. Security Agreement
              4.1  Certificate of Designation

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        CEDAR GROUP, INC.


Dated:  April 12, 1996                  By: /S/  Michel L. Marengere
                                            --------------------------
                                        Michel L. Marengere,
                                        Chairman and CEO
                                        (Chief Executive Officer)





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                                 EXHIBIT INDEX

Exhibit Number
(Referenced to
 Item 601 to
  Reg. S-K)                     Description of Exhibit
- --------------                  ----------------------
     2.1                        Credit Facility Agreement
     2.2                        Cedar Group, Inc. Guarantee Agreement
     2.3                        Cedar Group, Inc. Pledge Agreement
     2.4                        Cedar Group, Inc. Security Agreement
     2.5                        Cedar Group Canada, Inc. Pledge Agreement
     2.6                        Cedar Group Canada, Inc. Security Agreement
     4.1                        Certificate of Designation